Exhibit 99.1

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

(unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$213,803	$186,301
Restricted cash	4,568	5,228
Accounts receivable — net of allowance of $6,105 and $5,946	130,702	143,362
Prepaid expenses	11,101	12,778
Taxes receivable	8,350	11,992
Other current assets	16,749	15,368
Total current assets	385,273	375,029
PROPERTY AND EQUIPMENT — NET	167,040	170,896
RIGHT OF USE ASSETS	49,959	—
GOODWILL	1,502,651	1,503,245
IDENTIFIABLE INTANGIBLE ASSETS — NET	436,466	478,852
DEFERRED INCOME TAXES — NET	8,312	8,893
OTHER LONG-TERM ASSETS	45,342	41,092
TOTAL	$2,595,043	$2,578,007

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$88,409	$94,993
Accrued expenses	60,627	66,569
Income taxes payable	4,828	10,502
Short-term debt - net	6,672	6,481
Deferred revenue	165,207	167,550
Total current liabilities	325,743	346,095
LONG-TERM DEBT — NET	1,713,807	1,750,990
LEASE LIABILITIES	49,113	—
DEFERRED INCOME TAXES — NET	37,174	24,595
UNCERTAIN TAX POSITIONS	42,743	42,701
OTHER LONG-TERM LIABILITIES	7,560	26,961
Total liabilities	2,176,140	2,191,342
Commitments and contingencies (Note 10)

REDEEMABLE PREFERRED STOCK:
Redeemable preferred stock, $0.01 par value, 900,000 shares authorized, 715,593 and 677,484 shares outstanding at June 30, 2022 and December 31, 2021 (aggregate liquidation preference of $723,902 and $685,350, respectively).	723,902	685,350

STOCKHOLDERS’ DEFICIT:
Common Stock, $0.01 par value: 185.0 million shares authorized; 153.6 million shares issued and 153.3 million shares outstanding as of June 30, 2022; 153.5 million shares issued and 153.3 million shares outstanding as of December 31, 2021.	1,533	1,533
Additional paid-in capital	898,177	933,569
Accumulated deficit	(1,141,373)	(1,203,440)
Accumulated other comprehensive loss	(111,766)	(78,403)
Total Griffey Global Holdings, Inc. stockholders’ deficit	(353,429)	(346,741)
Noncontrolling interest	48,430	48,056
Total stockholders’ deficit	(304,999)	(298,685)
TOTAL	$2,595,043	$2,578,007

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Six Months Ended
	June 30,
	2022	2021
REVENUE	$464,305	$442,614

OPERATING EXPENSE:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	127,012	120,544
Selling, general and administrative expenses	188,681	179,470
Depreciation	24,891	25,831
Amortization	24,110	24,554
Other operating expense (income) — net	3,568	(150)
Operating expense	368,262	350,249
INCOME FROM OPERATIONS	96,043	92,365

OTHER EXPENSE, NET:
Interest expense	(59,586)	(61,167)
Gain on fair value adjustment for swaps and foreign currency exchange contract — net	17,105	8,765
Unrealized foreign exchange gains — net	38,234	12,679
Other non-operating income — net	355	300

Total other expense — net	(3,892)	(39,423)
INCOME BEFORE INCOME TAXES	92,151	52,942
INCOME TAX EXPENSE	(28,349)	(10,673)

NET INCOME	63,802	42,269
Less:
Net income attributable to noncontrolling interest	375	141
Redeemable Preferred Stock dividend	38,552	34,426
NET INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$24,875	$7,702

Net income per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.16	$0.05
Diluted	$0.14	$0.05

Weighted-average common shares outstanding:
Basic	153,321,585	153,303,505
Diluted	172,452,848	154,096,346

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(unaudited)

	Six Months Ended
	June 30,
	2022	2021
NET INCOME	63,802	42,269
OTHER COMPREHENSIVE LOSS:
Net foreign currency translation adjustment losses	(33,363)	(8,755)
COMPREHENSIVE INCOME	30,439	33,514
Less: Comprehensive gain attributable to noncontrolling interest	374	139
COMPREHENSIVE INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$30,065	$33,375

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands except share amounts)

(unaudited)

								Total
							Accumulated	Griffey Global
	Redeemable				Additional		Other	Holdings, Inc.		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit	Interest	Deficit
BALANCE — December 31, 2021	677,484	$685,350	153,313,505	$1,533	$933,569	$(1,203,440)	$(78,403)	$(346,741)	$48,056	$(298,685)
Net income	—	—	—	—	—	63,427	—	63,427	375	63,802
Other comprehensive loss	—	—	—	—	—	—	(33,363)	(33,363)	(1)	(33,364)
Cumulative Effect of Accounting Change — Adoption of ASU 2019-12 (See Note 2 )	—	—	—	—	—	(1,360)	—	(1,360)	—	(1,360)
Issuance of common stock in connection with employee stock option exercise	—	—	9,375	—	29	—	—	29		29
Equity-based compensation activity	—	—	—	—	3,131	—	—	3,131	—	3,131
Redeemable Preferred Stock dividend	38,109	38,552	—	—	(38,552)	—	—	(38,552)	—	(38,552)
BALANCE — June 30, 2022	715,593	$723,902	153,322,880	$1,533	$898,177	$(1,141,373)	$(111,766)	$(353,429)	$48,430	$(304,999)

BALANCE — December 31, 2020	606,910	$613,957	153,303,505	$1,533	$998,487	$(1,320,508)	$(46,800)	$(367,288)	$47,728	$(319,560)
Net income	—	—	—	—	—	42,128	—	42,128	141	42,269
Other comprehensive loss	—	—	—	—	—	—	(8,755)	(8,755)	(2)	(8,757)
Equity-based compensation activity	—	—	—	—	3,202	—	—	3,202	—	3,202
Redeemable Preferred Stock dividend	34,031	34,426	—	—	(34,426)	—	—	(34,426)	—	(34,426)
BALANCE — June 30, 2021	640,941	$648,383	153,303,505	$1,533	$967,263	$(1,278,380)	$(55,555)	$(365,139)	$47,867	$(317,272)

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended
	June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63,802	$42,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,891	25,832
Amortization	24,110	24,554
Unrealized exchange gains on foreign denominated debt	(34,727)	(14,507)
Equity-based compensation	3,130	3,202
Deferred income taxes — net	7,790	8,391
Uncertain tax positions	109	(8,298)
Non-cash fair value adjustment for swaps and foreign currency exchange contracts	(16,244)	(9,813)
Amortization of debt issuance costs	3,122	3,265
Non cash operating lease costs	5,486	—
Impairment of right of use assets	2,563	—
Other	2,777	(322)
Changes in current assets and liabilities:
Accounts receivable	6,909	4,050
Accounts payable	3,653	2,539
Accrued expenses	(20,097)	3,468
Lease liabilities, non-current	(6,249)	—
Income taxes receivable/payable	(639)	(1,690)
Interest Payable	6,895	—
Deferred revenue	3,723	4,411
Other	(700)	(382)
Net cash provided by operating activities	80,304	86,969

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(30,372)	(25,348)
Purchase of a minority investment	(2,000)	—
Acquisition of a business, net of cash acquired	—	(89,114)
Net cash used in investing activities	(32,372)	(114,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(5,200)	(12,249)
Proceeds from common stock issuance	29	—
Equity issuance costs	(4,741)	—
Net cash used in financing activities	(9,912)	(12,249)

EFFECTS OF EXCHANGE RATE FLUCTUATIONS	(11,178)	(91)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	26,842	(39,833)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - Beginning of period	191,529	161,309
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - End of period	218,371	$121,476

See notes to unaudited condensed consolidated financial statements.

GRIFFEY GLOBAL HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE BUSINESS

Griffey Global Holdings, Inc. (“Griffey Holdings” or “the Company”) was incorporated in Delaware on September 25, 2012. In October of the same year, the Company indirectly acquired Getty Images, Inc. (“Getty Images”). As Griffey Holdings does not have any operations, Getty Images and its subsidiaries collectively represent the operations of the Company.

Getty Images is a world leader in serving the visual content needs of businesses with over 495 million assets available through its industry-leading sites; gettyimages.com, istock.com and unsplash.com. The Company serves businesses in almost every country in the world with websites in 23 languages bringing content to media outlets, advertising agencies and corporations and, increasingly, serving individual creators and prosumers.

Closing of the Business Combination — On July 22, 2022 (the “Closing Date”), Getty Images Holdings, Inc., formerly known as Vector Holding, LLC, consummated the transactions contemplated in the Business Combination Agreement, dated December 9, 2021 (the “Business Combination Agreement”). Through a series of statutory conversions and mergers, Griffey Holdings survived the merger as an indirect wholly-owned subsidiary of Getty Images Holdings, Inc. (“Business Combination”).

On the Closing Date, Getty Images Holdings, Inc. issued, (a) an aggregate of 66,000,000 Class A Common Shares for aggregate gross proceeds of $660 million and (b). 20,000,000 Class A Common Shares and 3,750,000 Forward Purchase Warrants for an aggregate purchase price of $200 million. The foregoing transactions resulted in aggregate gross proceeds to the Company of approximately $865 million, which included approximately $5 million remaining in the trust account. The Company expects to use the proceeds to repay a portion of its outstanding indebtedness (inclusive of any applicable prepayment premiums) and retirement of the Redeemable Preferred Stock.

In addition to the consideration paid at Closing, Getty Images Holdings, Inc. will issue to equity holders of the Company an aggregate of up to 65,000,000 shares of Class A Common Stock, issuable upon the occurrence of the applicable vesting events. Each option to purchase shares of the Company (whether vested or unvested) was converted into a comparable option to purchase Class A Common Stock of Getty Images Holdings, Inc.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — These unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with the generally accepted accounting principles in the United States (“U.S. GAAP”) for interim reporting. Certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited financial statements. Accordingly, the unaudited financial statements should be read in connection with the Company’s audited financial statements and related notes as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 and 2020. The financial data and the other financial information disclosed in the notes to the financial statements related to these periods are also unaudited. The accompanying unaudited interim financial statements, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited financial statements for the periods presented.

The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2022 or for any other future annual or interim period.

The accompanying unaudited financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Deferred Offering Costs — The Company has capitalized direct and incremental qualified legal, accounting and direct costs related to its proposed equity offering and merger with CCNB. Deferred offering costs are included in other assets on the balance sheets and were be deferred until the completion of the equity offering and merger with CCNB, (which was effective July 22, 2022) at which time they were deducted from the combined companies’ additional paid-in capital. As of June 30, 2022, $8.2 million of deferred offering costs were capitalized.

Contingent Consideration — The Company records a liability for contingent consideration at the date of a business combination and reassesses the fair value of the liability each period until it is settled. Upon settlement of these liabilities, the portion of the contingent consideration payment that is attributable to the initial amount recorded as part of the business combination will be classified as a cash flow from financing activities and the portion of the settlement that is attributable to subsequent changes in the fair value of the contingent consideration will be classified as a cash flow from operating activities in the Condensed Consolidated Statement of Cash Flows.

Estimates and Assumptions — The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and revenues and expenses reported during the period. Some of the estimates and assumptions that require the most difficult judgments are: a) the appropriateness of the valuation and useful lives of intangibles and other long-lived assets; b) the appropriateness of the amount of accrued income taxes, including the potential outcome of future tax consequences of events that have been recognized in the condensed consolidated financial statements as well as the deferred tax asset valuation allowances; c) the sufficiency of the allowance for doubtful accounts; d) the assumptions used to value equity-based compensation arrangements; e) the assumptions used to allocate transaction price to multiple performance obligations for uncapped subscription arrangements; f) the assumptions used to estimate unused capped subscription-based and credit-based products; and g) the assumptions used to estimate the Contingent Consideration. These judgments are inherently uncertain which directly impacts their valuation and accounting. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash, Cash Equivalents and Restricted Cash — The following represents the Company’s cash, cash equivalents and restricted cash as of June 30, 2022 and December 31, 2021 (in thousands):

	As of June 30, 2022	As of December 31, 2021
Cash and cash equivalents	$213,803	$186,301
Restricted cash	4,568	5,228
Total cash, cash equivalents and restricted cash	$218,371	$191,529

Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have maturities at the date of acquisition of three months or less. Cash equivalents are generally composed of investment-grade debt instruments subject to lower levels of credit risk, including certificates of deposit and money market funds. The Company’s current cash and cash equivalents consist primarily of cash on hand, bank deposits, and money market accounts.

Restricted cash consists of cash held as collateral related to corporate credit cards and real estate lease obligations.

Accounts Receivable — Net — Accounts receivable are trade receivables, net of reserves for allowances for doubtful accounts totaling $6.1 million as of June 30, 2022 and $5.9 million as of December 31, 2021. During the six months ended June 30, 2022 and June 30, 2021, the Company recorded net bad debt expense of $0.8 million and $0.3 million, respectively.

Allowance for doubtful accounts is calculated based on historical losses, existing economic conditions, and analysis of specific older account balances of customer and delegate accounts. Trade receivables are written off when collection efforts have been exhausted.

Minority Investment without Readily Determinable Fair Value — The Company purchased a minority investment in another company during the six months ending June 30, 2022. The cost of that investment was $2.0 million. The carrying amount of the minority investments, which is included within “Other long-term assets” on the Condensed Consolidated Balance Sheets, was $9.4 million and $8.1 million as June 30, 2022 and December 31, 2021, respectively. The Company uses the measurement alternative for these equity investments and their carrying value is reported at cost, adjusted for impairments or any observable price changes in ordinary transactions with identical or similar investments. Revenue related to content consumed by the minority investees was not material during the six months ended June 30, 2022 and June 30, 2021.

On a quarterly basis, the Company evaluates the carrying value of its long-term investments for impairment, which includes an assessment of revenue growth, earnings performance, working capital and general market conditions. As of June 30, 2022, no adjustments to the carrying values of the Company’s long-term investments were identified as a result of this assessment. Changes in performance negatively impacting operating results and cash flows of these investments could result in the Company recording an impairment charge in future periods.

Revenue Recognition — Revenue is derived principally from licensing rights to use images, video footage and music that are delivered digitally over the internet. Digital content licenses are generally purchased on a monthly or annual subscription basis, whereby a customer either pays for a predetermined quantity of content or for access to the Company’s content library that may be downloaded over a specific period of time, or, on a transactional basis, whereby a customer pays for individual content licenses at the time of download. Also, a significant portion of revenue is generated through the sale and subsequent use of credits. Various amounts of credits are required to license digital content.

The Company maintains a credit department that sets and monitors credit policies that establish credit limits and ascertains customer creditworthiness, thus reducing the risk of potential credit loss. Revenue is not recognized unless it is determined that collectability is reasonably assured. Revenue is recorded at invoiced amounts (including discounts and applicable sales taxes) less an allowance for sales returns, which is based on historical information. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue. Customers that do not pay in advance are invoiced and are required to make payments under standard credit terms.

The Company recognizes revenue under the core principle to depict the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when a performance obligation is satisfied.

For digital content licenses, the Company recognizes revenue on both its capped subscription-based, credit-based sales and single image licenses when content is downloaded, at which time the license is provided. In addition, management estimates expected unused licenses for capped subscription-based and credit-based products and recognizes the revenue associated with the unused licenses throughout the subscription or credit period. The estimate of unused licenses is based on historical download activity and future changes in the estimate could impact the timing of revenue recognition of the Company’s subscription products.

For uncapped digital content subscriptions, the Company has determined that access to the existing content library and future digital content updates represent two separate performance obligations. As such, a portion of the total contract consideration related to access to the existing content library is recognized as revenue at the commencement of the contract when control of the content library is transferred. The remaining contractual consideration is recognized as revenue ratably over the term of the contract when updated digital content is transferred to the licensee, in line with when the control of the new content is transferred.

Leases —The Company records rent expense on a straight-line basis over the term of the related lease. Prior to the adoption of ASU 2016-02, “Leases (Topic 842)”, as amended (“ASC 842”), the difference between the rent expense recognized and the actual payments made in accordance with the operating lease agreement was recognized as a deferred rent liability on the Company’s balance sheet. As of December 31, 2021, the Company had deferred rent of $8.3 million, which is included in “Accrued liabilities” and “Other long-term liabilities” in the Condensed Consolidated Balance Sheet.

Effective January 1, 2022, the Company adopted ASC 842. In accordance with ASC 842, the Company first determines if an arrangement contains a lease and the classification of that lease, if applicable, at inception. This standard requires the recognition of right-of-use (“ROU”) assets and lease liabilities for the Company’s operating leases. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration, and to account for the lease and non-lease components as a single lease component. The Company has also elected not to recognize a lease liability or ROU asset for leases with a term of 12 months or less, and recognize lease payments for those short-term leases on a straight-line basis over the lease term in the Condensed Consolidated Statements of Operations. Operating leases are included in “Right of use assets”, “Accrued liabilities” and “Lease liabilities” (net of current portion) in the Condensed Consolidated Balance Sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments under the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The implicit rate within the Company’s leases is generally not determinable and therefore the incremental borrowing rate at the lease commencement date is utilized to determine the present value of lease payments. The determination of the incremental borrowing rate requires judgment. Management determines the incremental borrowing rate for each lease using the Company’s estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The ROU asset also includes any lease prepayments, offset by lease incentives. Certain of the Company’s leases include options to extend or terminate the lease. An option to extend the lease is considered in connection with determining the ROU asset and lease liability when the Company is reasonably certain that the option will be exercised. An option to terminate is considered unless the Company is reasonably certain the option will not be exercised. The ROU assets are reviewed for impairment with the Company's long-lived assets

Recently Adopted Accounting Standard Updates —In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 amends the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than twelve months, in addition to those currently recorded, on the Condensed Consolidated Balance Sheets. Presentation of leases within the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows will be generally consistent with the current lease accounting guidance. The Company adopted the new standard as of January 1, 2022 using the modified retrospective transition method and will elect the package of practical expedients permitted under the transition guidance, which allows a carryforward of the historical lease classification. The Company also elected the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The election of the hindsight practical expedient did not alter the lease terms for any of the existing leases. Upon adoption of this standard on January 1, 2022, the Company recognized a total lease liability in the amount of $61.3 million, representing the present value of the minimum rental payments remaining as of the adoption date, a right-of-use asset in the amount of $53.1 million with offsets to deferred rent of $8.3 million.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes (Topic 740)” (“ASU 2019-12”), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The Company adopted ASU 2019-12, effective January 1, 2022. The adoption of this standard did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Standard Updates — In June 2016, the FASB issued ASU 2016-13 (Topic 326), “Financial Instruments — Credit Losses” (“ASU 2016-13”). ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. The effective date of ASU 2016-13 for non-public companies is fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements for future periods and had not elected early adoption.

3.	DERIVATIVE INSTRUMENTS

Foreign Currency Risk — Certain assets, liabilities and future operating transactions are exposed to foreign currency exchange rate risk. The Company utilizes derivative financial instruments, namely foreign currency forwards and option contracts, to reduce the impact of foreign currency exchange rate risks where natural hedges do not exist. The Company is exposed to market risk from foreign currency exchange rate fluctuations as a result of foreign currency-denominated revenues and expenses. The Company enters into certain foreign currency derivative contracts, including foreign currency forward options, with varying maturity dates, currently ranging from three to eighteen months, to manage these risks.

Interest Rate Risk — The Company does not hold or issue derivative financial instruments for trading purposes. In general, the Company’s derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for economic hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose the Company to credit related losses in the event of nonperformance; however, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be minimal.

The following table summarizes the location and fair value amounts of derivative instruments reported in the Condensed Consolidated Balance Sheets (in thousands):

	As of June 30, 2022		As of December 31, 2021
	Asset	Liability	Asset	Liability
Derivatives not designated as hedging instruments:
Foreign currency exchange options	$462	$—	$804	$—
Interest rate swaps	2,826	—	—	13,759
Total derivatives	$3,288	$—	$804	$13,759

Derivative assets are included in “Other current assets” on the Condensed Consolidated Balance Sheet. Short-term derivative liabilities are included in “Accrued expenses” and long-term derivative liabilities are included in “Other long-term liabilities” on the Condensed Consolidated Balance Sheet.

The Company recognized a net gain of $17.1 million and $8.8 million on these derivative instruments for the six months ended June 30, 2022 and 2021, respectively. These are included in “Gain on fair value adjustment for swaps and foreign currency exchange contract — net” on the Condensed Consolidated Statement of Operations.

4.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s disclosable financial instruments consist of cash equivalents, forward foreign currency exchange contracts, interest rate swaps and debt. Assets and liabilities measured at fair value on a recurring basis (cash equivalents, forward exchange contracts and interest rates swaps) and a nonrecurring basis (debt) are categorized in the tables below.

Financial instrument assets recorded at fair value as of June 30, 2022 and December 31, 2021 are as follows (in thousands):

	As of June 30, 2022
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$30,146	$—	$—	$30,146
Derivative assets:
Foreign currency exchange options	—	$462	—	462
Interest rate swaps	—	2,826	—	2,826
	$30,146	$3,288	$—	$33,434

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Money market funds (cash equivalents)	$30,096	$—	$—	$30,096
Derivative assets:
Foreign currency exchange options	—	804	—	804
	$30,096	$804	$—	$30,900

The fair value of the Company’s money market funds is based on quoted active market prices for the funds and is determined using the market approach.

Financial instrument liabilities recorded or disclosed at fair value as of June 30, 2022 and December 31, 2021 are as follows (in thousands):

	As of June 30, 2022
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,374,091	$—	$1,374,091
Senior Notes	—	285,000	—	285,000
Contingent Consideration	—	—	14,781	14,781
	$—	$1,659,091	$14,781	$1,673,872

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Term Loans	$—	$1,475,759	$—	$1,475,759
Senior Notes	—	318,375	—	318,375
Contingent Consideration	—	—	14,039	14,039
Derivative liabilities:
Interest rate swap contracts	—	13,759	—	13,759
	$—	$1,807,893	$14,039	$1,821,932

The fair value of the Company’s Term Loans and Senior Notes are based on market quotes provided by a third-party pricing source.

The fair value of the Company’s interest rate swap contracts and foreign currency exchange contracts are based on market quotes provided by the counterparty. Quotes by the counterparty are calculated based on observable current rates and forward interest rate curves and exchange rates. The Company recalculates and validates this fair value using publicly available market inputs using the market approach.

As of June 30, 2022 and December 31, 2021, the Company had estimated its obligations to transfer Contingent Consideration relating to the acquisition of Unsplash to be $14.8 million and $14.0 million, respectively. The Company recorded acquisition-date fair value of the Contingent Consideration, based on the likelihood of contingent earn-out payments, as part of the consideration transferred. The earn-out payments are remeasured to fair value each reporting date. Changes in the fair value of the Contingent Consideration are recognized within “Other operating expense — net” on the Condensed Consolidated Statement of Operations. The fair value of the Contingent Consideration is based on significant inputs not observable in the market, and as such the Company classified the financial liability as Level 3. The fair value of the Contingent Consideration may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table provides quantitative information associated with the fair value measurements of the Company’s Level 3 inputs:

Fair Value as of
	June 30, 2022	Valuation
	(in thousands)	Technique	Unobservable Input	Range
Contingent Consideration	$14,781	Probability-adjusted discounted cash flow	Probabilities of success	55% - 100%
			Years until milestones are expected to be achieved	0.00 - 1.90 years
			Discount rate	8.10% - 8.53%

This Contingent Consideration was valued using an income approach where revenue was simulated in a risk-neutral framework using Geometric Brownian Motion, a model of stock price behavior that is used in option pricing models such as the Black-Scholes option pricing model. The real options method extends this model to situations where the asset of interest (revenue in this case) is not priced in the market. The significant unobservable inputs used in the fair value measurement of the Contingent Consideration forecasts of expected future revenues and the probability of achievement of those forecasts. Increases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to increases in the fair value of the related liability. Conversely, decreases in the assessed likelihood of a higher payout under a Contingent Consideration arrangement contribute to decreases in the fair value of the related liability.

The following table presents changes in the fair value of the Contingent Consideration for the six months ended June 30, 2022 (in thousands):

December 31, 2021	$14,039
Change in fair value of Contingent Consideration	742
June 30, 2022	$14,781

The Contingent Consideration payments are based on revenue of Unsplash for the period commencing May 1, 2021 and ending on the earlier of when the trailing 12-month revenues of Unsplash reaches $10.0 million (the “Two-Year Earnout”) or two years. The Two-Year Earnout was achieved during the six months ended June 30, 2022 and was paid subsequent to June 30, 2022.

5. PROPERTY AND EQUIPMENT - NET

Property and equipment consisted of the following at the reported balance sheet dates (in thousands, except years):

	Estimated
	Useful
	Lives (in Years)	As of June 30, 2022	As of December 31, 2021
Contemporary imagery	5	$369,301	$379,837
Computer hardware purchased	3	5,683	5,639
Computer software developed for internal use	3	114,078	114,434
Leasehold improvements	2–20	11,469	11,459
Furniture, fixtures and studio equipment	5	14,880	15,167
Archival imagery	40	93,258	97,547
Other	3–4	2,325	2,439
Property and equipment		610,994	626,522
Less: accumulated depreciation		(443,954)	(455,626)
Property and equipment, net		$167,040	$170,896

Included in archival imagery as of June 30, 2022 and December 31, 2021 was $9.9 million and $10.3 million respectively, of imagery that has an indefinite life and therefore is not amortized.

6.	GOODWILL

Goodwill is tested annually for impairment on October 1 or upon a triggering event. No triggering events were identified in the six months ended June 30, 2022.

Goodwill changed during the six months ended June 30, 2022 (in thousands):

	Goodwill before impairment	Accumulated impairment charge	Goodwill - net
December 31, 2021	$2,028,245	$(525,000)	$1,503,245
Effects of fluctuations in foreign currency exchange rates	(594)	—	(594)
June 30, 2022	$2,027,651	$(525,000)	$1,502,651

7.	IDENTIFIABLE INTANGIBLE ASSETS — NET

Identifiable intangible assets consisted of the following at June 30, 2022 and December 31, 2021 (in thousands, except years):

		As of June 30, 2022			As of December 31, 2021
	Range of Estimated Useful Lives (Years)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Trade name	Indefinite	$386,318	$—	$386,318	$402,581	$—	$402,581
Trademarks and trade names	5-10	103,982	(100,962)	3,020	104,174	(96,041)	8,133
Patented and unpatented technology	3-10	109,005	(99,537)	9,468	112,288	(97,818)	14,470
Customer lists, contracts, and relationships	5-11	388,205	(350,643)	37,562	404,421	(350,997)	53,424
Non-compete Covenant	3	900	(878)	22	900	(811)	89
Other identifiable intangible assets	3-13	6,889	(6,813)	76	7,110	(6,955)	155
		$995,299	$(558,833)	$436,466	$1,031,474	$(552,622)	$478,852

The Company determined that there was no indication of impairment of the intangible assets for any period presented. Estimated amortization expense is: $22.5 million for the remaining six months of 2022, $24.8 million in 2023, $2.2 million in 2024, $2.2 million in 2025, and $0.8 million in 2026.

8.	OTHER ASSETS AND LIABILITIES

Other Long-Term Assets — Other long-term assets consisted of the following at the reported balance sheet dates (in thousands):

	As of June 30, 2022	As of December 31, 2021
Long term note receivable from a related party	$24,000	$24,000
Minority and other investments	11,924	10,621
Other	9,418	6,471
	$45,342	$41,092

Accrued Expenses — Accrued expenses at the reported balance sheet dates are summarized below (in thousands):

	As of June 30, 2022	As of December 31, 2021
Accrued compensation and related costs	$18,394	$38,232
Lease Liabilities	10,468	—
Accrued contingent consideration	10,000	9,456
Interest payable	16,645	9,750
Other	5,120	9,131
	$60,627	$66,569

Other Long-Term Liabilities — Other long-term liabilities consisted of the following at the reported balance sheet dates (in thousands):

	As of June 30, 2022	As of December 31, 2021
Accrued Contingent Consideration (net of current portion)	$4,781	$4,583
Derivative liabilities (net of current portion)	—	13,073
Other	2,779	9,305
	$7,560	$26,961

9.	DEBT

Debt included the following (in thousands):

	As of June 30, 2022	As of December 31, 2021
Senior Notes	$300,000	$300,000
USD Term Loans	992,600	997,800
EUR Term Loans	438,911	473,798

Less: issuance costs and discounts amortized to interest expense	(11,032)	(14,127)
Less: short-term debt — net	(6,672)	(6,481)
Long-term debt — net	$1,713,807	$1,750,990

The face value of the EUR Term Loans was €419 million as of June 30, 2022 and December 31, 2021. The table above converted the EUR Term Loans to USD using currency exchange rates as of those dates.

As of June 30, 2022, the Company was compliant with all debt covenants and obligations.

10.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into certain types of agreements that contingently require the Company to indemnify counterparties against third-party claims. The nature and terms of these indemnifications vary from contract to contract, and generally a maximum obligation is not stated. Because management does not believe a liability is probable, no related liabilities were recorded at June 30, 2022 and December 31, 2021.

The Company is subject to a variety of legal claims and suits that arise from time to time in the ordinary course of business. Although management currently believes that resolving such claims, individually or in aggregate, will not have a material adverse impact on the condensed consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company holds insurance policies that mitigate potential losses arising from certain indemnifications, and historically, significant costs related to performance under these obligations have not been incurred.

The Company signed a new lease for office space effective as of March of 2022 which increased our commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring. There were no other material changes to the commitments since December 31, 2021.

11. REVENUE

The Company distributes its content and services offerings through three primary products:

Creative — Creative is comprised of royalty free photos, illustrations, vectors and videos, that are released for commercial use and cover a wide variety of commercial, conceptual and contemporary subjects, including lifestyle, business, science, health, wellness, beauty, sports, transportation and travel. This content is available for immediate use by a wide range of customers with a depth and quality allowing our customers to produce impactful websites, digital media, social media, marketing campaigns, corporate collateral, textbooks, movies, television and online video content relevant to their target geographies and audiences. We primarily source Creative content from a broad network of professional, semi-professional and amateur creators, many of whom are exclusive to Getty Images. We have a global creative team of over 90 employees dedicated to providing briefing and art direction to our exclusive contributor community.

Editorial — Editorial is comprised of photos and videos covering the world of entertainment, sports and news. We combine contemporary coverage of events around the globe with one of the largest privately held archives globally with access to images from the beginning of photography. We invest in a dedicated editorial team of over 300 employees which includes over 115 staff photographers and videographers to generate our own event coverage in addition to coverage from our network of primarily exclusive contributors and content partners.

Other — The Company offers a range of additional products and services to deepen the customer relationships, enhance customer loyalty and create additional differentiation in the market. These additional products and services currently include music licensing, digital asset management and distribution services, print sales and data revenues.

The following table summarizes the Company’s revenue by product (in thousands):

	Six Months Ended June 30,
	2022	2021
Creative	$295,067	$292,765
Editorial	161,698	142,509
Other	7,540	7,340
Total Revenue	$464,305	$442,614

The June 30, 2022 deferred revenue balance will be earned as content is downloaded, services are provided or upon the expiration of subscription-based products, and nearly all is expected to be earned within the next twelve months. During the six months ended June 30, 2022, the Company recognized revenue of $101.3 million, that had been included in deferred revenue as of January 1, 2022.

12. REDEEMABLE PREFERRED STOCK

Under the second amended and restated certificate of incorporation, the Company’s is authorized to issue up to 900,000 shares of series A preferred stock (the “Redeemable Preferred Stock”) with a par value of $0.01 per share. There are 715,593 and 677,484 Redeemable Preferred Stock shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively.

Dividends declared and issued totaled $38.5 million (38,109 shares) for the six months ended June 30, 2022 and $34.4 million (34,031 shares) for the six months ended June 30, 2021. Preferred dividends are included in the Statements of Redeemable Preferred Stock and Stockholders’ Deficit as a detriment to common stockholders and a benefit to Redeemable Preferred stockholders. Such dividends are also included as an adjustment to net income attributable to Griffey Holdings. See “Note 16 — Net Income Attributable to Common Stockholders”.

The Company has classified its Redeemable Preferred Stock as mezzanine equity in the balance sheets as the shares are redeemable at the option of the holders.

The Redeemable Preferred Stock is considered probable of becoming redeemable as the holders have an option to request redemption of their Redeemable Preferred Shares on February 19, 2027. The Redeemable Preferred Stock has no voting rights and is not convertible into any other equity interests.

As a result of the Business Combination, the outstanding Redeemable Preferred Stock was retired in full through a combination of a cash payment of approximately $615 million and a rollover of $150 million in the form of 15,000,000 shares of Getty Images Holdings, Inc. Class A Common Stock.

13.	EQUITY-BASED COMPENSATION

Equity-based compensation expense is recorded in “Selling, general and administrative expenses” in the Condensed Consolidated Statements of Operations, net of estimated forfeitures. Equity-based compensation, net of forfeitures was $3.1 million and $3.2 million for the six months ended June 30, 2022 and June 30, 2021, respectively.

During the six months ended June 30, 2022, no options to purchase shares of its common stock were granted. As of June 30, 2022, there were 20,204,559 options vested and exercisable with a weighted average exercise price of $4.02. As of June 30, 2022, the total unrecognized compensation charge related to non-vested options was approximately $6.0 million, which is expected to be recognized through 2025.

14.	LEASES

The Company’s leases relate primarily to office facilities that expire on various dates from 2022 through 2032, some of which include one or more options to renew. All of the Company’s leases are classified as operating leases. Operating leases are included in “Right of use assets” in the Condensed Consolidated Balance Sheets. Current portion of the lease liabilities are included in “Accrued liabilities” and non-current portion of lease liabilities are included in “Lease liabilities” in the Condensed Consolidated Balance Sheets. Operating lease costs, including insignificant costs related to short-term leases, were $6.6 million and $6.0 million for the six months ended June 30, 2022 and June 30, 2021, respectively.

Additional information related to the Company’s leases as of and for the six months ended June 30, 2022, is as follows (in thousands, except for the lease term and discount rate):

As of June 30, 2022
Right of use asset	$49,959

Lease liabilities, current	10,468
Lease liabilities, non-current	49,113
Total lease liabilities	$59,581

Weighted average remaining lease term	6.8 years
Weighted average discount rate	5.6%

Cash paid for amounts included in lease liabilities	$7,470
Right of use asset obtained in exchange for lease obligation upon adoption	$53,076
Right of use asset obtained in exchange for lease obligation during six months ending June 30, 2022	$5,514

As of June 30, 2022, the Company signed a new lease for office space effective as of March of 2022 which increased commitments by $8.4 million through August of 2032. The lease for the existing space the Company occupied was expiring.

Maturities of lease liabilities as of June 30, 2022 were as follows (in thousands):

Year ending December 31,	As of June 30, 2022
2022 (remaining)	$6,925
2023	11,811
2024	12,205
2025	12,106
2026	6,679
Thereafter	24,918
Total undiscounted lease payments	74,644
Less: imputed interest	$(15,063)
Total lease liabilities	$59,581

Due to hybrid working arrangements, the Company reassessed its office needs and subleased several office locations during the six months ending June 30, 2022. These agreements were considered to be operating leases. The Company has not been legally released from the primary obligations under the original leases and therefore the Company continues to account for the original lease separately. The Company recorded an ROU asset impairment charge in the six months ending June 30, 2022 of $2.6 million, which was the amount by which the carrying value of the lease ROU assets exceeded the fair values. Estimates of the fair values are based on the discounted cash flows of estimated net rental income for the office spaces subleased. The ROU asset impairment charge is included in “Other operating expense (income) - net” on the Condensed Consolidated Statement of Operations. Rent income from the sublessees is included in the statement of operations on a straight-line basis as an offset to rent expense associated with the original operating lease included in “Selling, general and administrative expenses” on the Condensed Consolidated Statement of Operations.

15.	INCOME TAXES

The Company recorded an income tax expense of $28.3 million for the six months ended June 30, 2022, as compared to an income tax expense of $10.7 million for the six months ended June 30, 2021. The increase in tax expense compared to the prior year is primarily due to changes in pre-tax income, valuation allowance, and a release of uncertain tax position reserve during the six months ended June 30, 2021. The provision for income taxes for interim periods is determined using an estimate of our annual effective rate. Any changes to the estimated annual rate are recorded in the interim period in which the changes occur.

The Company’s effective income tax rate for the six months ended June 30, 2022 was 30.8%. The most significant drivers of the difference between the Company’s 2022 statutory U.S. federal income tax rate of 21.0% and the Company’s effective tax rate are primarily due to jurisdictions with losses for which no tax benefit can be recognized and foreign withholding tax expense not analogous to pre-tax income. The effective income tax rate for the six months ended June 30, 2021 was 20.2%. The most significant driver of the difference between the Company’s 2021 statutory U.S. federal income tax rate of 21.0% and the Company’s effective tax rate was a release of uncertain tax position reserve during the six months ended June 30, 2021.

16. NET INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted earnings per common share (in thousands, except share and per share amounts):

	Six Months Ended June 30,
	2022	2021
NET INCOME	$63,802	$42,269
Less:
Net income attributable to noncontrolling interest	375	141
Redeemable Preferred Stock dividend	38,552	34,426
NET INCOME ATTRIBUTABLE TO GRIFFEY GLOBAL HOLDINGS, INC.	$24,875	$7,702

Weighted-average common shares outstanding:
Basic	153,321,585	153,303,505
Effect of dilutive securities	19,131,263	792,841
Diluted	172,452,848	154,096,346

Net income per share attributable to Griffey Global Holdings, Inc. common stockholders:
Basic	$0.16	$0.05
Diluted	$0.14	$0.05

For the six month ending June 30, 2021 and 2022 there were no anti-dilutive shares.

17. SUBSEQUENT EVENTS

As disclosed in Note 1, a series of transactions related to our December 2021 Business Combination Agreement closed on July 22, 2022.

For its unaudited interim financial statements as of June 30, 2022 and the six months then ended, the Company has evaluated the effects of subsequent events through August 12, 2022, which is the date that these unaudited interim financial statements were issued.